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                                                                   EXHIBIT 99.1

news release                                                      [TENNECO LOGO]

Contacts:         Jane Ostrander
                  Media Relations
                  847 482-5607
                  jostrander@tenneco.com

                  Leslie Hunziker
                  Investor Relations
                  847 482-5042
                  lhunziker@tenneco.com

                  TENNECO ANNOUNCES SENIOR EXECUTIVE DEPARTURE

Lake Forest, Illinois, March 1, 2007 - Tenneco Inc. (NYSE: TEN) announced today that Timothy R. Donovan, executive vice president, general counsel and member of the board of directors, is leaving the company to pursue another opportunity. His resignation from Tenneco is effective March 16, 2007. His resignation from the company's board of directors was effective February 28, 2007. Tim joined Tenneco as senior vice president and general counsel in August 1999.

Both internal and external candidates will be considered to fill the general counsel position.

"Tim has played an important role in establishing Tenneco as a successful stand-alone company. Over the past seven years, his leadership and strong legal counsel have greatly facilitated Tenneco's restructuring efforts and growth strategies around the world," said Gregg Sherrill, chairman and CEO, Tenneco. "On behalf of all Tenneco employees, I thank Tim for his outstanding contributions and dedication. We wish him much success in his new endeavor."

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

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